Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Second Quarter 2021 Financial Results

– Q2 2021 Record Total Revenue of $101.6 million, up 41.7% from the same period in 2020 –

Goleta, California, August 4, 2021 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three months ended June 30, 2021.

Second Quarter 2021 Highlights

•

Total revenue of $101.6 million, up 41.7% from the same period in 2020, primarily due to strong consumer demand, improved average selling prices in all channels, and reduced COVID-19 pandemic-related impacts

•	Domestic direct-to-consumer revenue of $40.9 million, up 35.6% from the same period in 2020
•	Rental revenue of $11.3 million, up 85.2% from the same period in 2020
•	Cash, cash equivalents, and marketable securities were $250.0 million with no debt outstanding as of June 30, 2021

“We saw strong revenue growth of 41.7% as compared to the second quarter of 2020, when the COVID-19 pandemic drove a significant negative impact on our business,” said Inogen’s President and Chief Executive Officer, Nabil Shabshab. “We are pleased with the recovery in our core business. Demand and average selling prices for portable oxygen concentrators increased primarily due to higher consumer confidence and higher COVID-19 vaccination rates leading to increased patient ambulation in the second quarter of 2021. While we are confident in the underlying strength of our business, we are navigating rising costs and supply chain constraints like many companies across the globe. The semiconductor chip shortage is impacting our ability to supply our customers with batteries and portable oxygen concentrators. As a result, we expect revenue growth constraints and a higher cost of goods sold per unit starting in the third quarter of 2021 versus the first half of 2021 until chip availability increases.”

Second Quarter 2021 Financial Results

Total revenue for the three months ended June 30, 2021 increased 41.7% to $101.6 million from $71.7 million in the same period in 2020. Overall demand and average selling prices for the Company’s products was strong in the second quarter of 2021. However, due to supply chain constraints and in an effort to optimize financial results, the Company focused supply capacity on its direct-to-consumer and international business-to-business sales channels.

Domestic business-to-business sales in the second quarter of 2021 increased 27.8% to $27.6 million compared to $21.6 million in the second quarter of 2020. The Company believes this increase in the second quarter of 2021 was primarily due to greater demand for portable oxygen concentrators (POCs) for both traditional long-term oxygen therapy patients and secondarily due to COVID-19 patients upon hospital discharge as well as higher reseller demand.

International business-to-business sales in the second quarter of 2021 increased by 57.3% (47.8% increase on a constant currency basis - see accompanying table for reconciliation of GAAP and non-GAAP measures) to $21.8 million compared to $13.9 million in the second quarter of 2020. The Company believes the increase was primarily driven by improving COVID-19 vaccination rates and increased ambulation of patients in Europe, increased operational capacity of certain European respiratory assessment centers, and increased sales in India associated with the spike in COVID-19 cases in that market. International business-to-business sales in the second quarter of 2021 included $2.0 million in sales to the Company’s distributor in India versus no sales in the second quarter of 2020.

Direct-to-consumer domestic sales increased 35.6% to $40.9 million in the second quarter of 2021 from $30.2 million in the second quarter of 2020. The Company believes the increase was primarily driven by increased demand for POCs due to higher COVID-19 vaccination rates within the Company’s patient population and the relaxation of closure orders related to the COVID-19 public health emergency (PHE) leading to increased ambulation, as well as improved consumer confidence.  This increased demand was partially offset by lower average inside sales representative headcount, which was down approximately 18% from the comparative period as attrition outpaced hiring, primarily due to increased competition for sales professionals in 2021, along with reduced hiring of new sales representatives in 2020 due to the COVID-19 pandemic.

Rental revenue in the second quarter of 2021 increased 85.2% to $11.3 million from $6.1 million in the same period in 2020, primarily due to increased patients on service, higher billable patients as a percent of total patients on service, and higher Medicare reimbursement rates. As of June 30, 2021, the Company had approximately 37,100 patients on service, which was up 6.9% sequentially compared to March 31, 2021, and up 40.5% compared to June 30, 2020. The increase in patients on service was primarily driven by greater utilization of leads for rental opportunities and physician facing initiatives to increase prescriber awareness by the Company’s sales force as well as the relaxed Medicare criteria for oxygen therapy reimbursement due to the COVID-19 PHE.

Total gross margin was 49.6% in the second quarter of 2021 versus 45.7% in the comparative period in 2020. Sales revenue gross margin increased to 48.4% in the second quarter of 2021 versus 45.0% in the second quarter of 2020, primarily due to increased mix of domestic direct-to-consumer sales, which have a higher gross margin versus the Company’s business-to-business sales, and improved average selling prices in all channels. The increase was partially offset by higher cost of goods sold per unit in the quarter, primarily due to increased labor and overhead costs and material costs. Rental revenue gross margin increased to 58.6% in the second quarter of 2021 versus 53.0% in the second quarter of 2020, primarily due to higher billable patients as a percent of total patients on service and higher Medicare reimbursement rates, partially offset by higher service and depreciation expense per patient on service.

Total operating expense increased to $38.7 million in the second quarter of 2021 versus $35.1 million in the second quarter of 2020, primarily due to increased personnel-related expense and increased media and advertising costs. These increases were partially offset by a $9.0 million decrease in the change in fair value of the New Aera earnout liability (non-cash) versus the comparative period.

Research and development expense increased to $4.1 million in the second quarter of 2021, compared to $3.3 million in the second quarter of 2020, primarily associated with increased personnel-related expense. Sales and marketing expense increased to $29.3 million in the second quarter of 2021 versus $22.1 million in the comparative period of 2020, primarily due to increased personnel-related expense, advertising costs, and other direct-to-consumer sales and marketing costs. Media and advertising costs were $8.7 million in the second quarter of 2021 compared to $7.2 million in the second quarter of 2020.  General and administrative expense decreased to $5.2 million in the second quarter of 2021 versus $9.7 million in the second quarter of 2020, primarily due to a $9.0 million decrease in the change in the fair value of the New Aera earnout liability and lower consulting costs, partially offset by increased personnel-related expense including $0.8 million in officer transition costs.  The change in the fair value of the New Aera earnout liability was a benefit of $8.1 million in the second quarter of 2021 compared to an expense of $0.9 million in the second quarter of 2020.  The reduction in the fair value of the earnout liability in the second quarter of 2021 was associated with the reduced expected revenue from the TAV technology due to the negative Medicare reimbursement coding outlook based on the recent court decision to dismiss the Company’s legal case against CMS with regards to non-invasive ventilation coding.

In the second quarter of 2021, the Company reported operating income of $11.7 million, Adjusted EBITDA of $12.4 million, net income of $5.1 million, and earnings per diluted common share of $0.22 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

As of June 30, 2021, the Company had cash, cash equivalents, and marketable securities of $250.0 million with no debt outstanding.

Financial Outlook for 2021

The Company continues to see ongoing uncertainty in the business caused by the continued and varying impact of the COVID-19 pandemic, including related to supply chain disruption, the increased cost of critical components, the impact of the Delta variant and the potential emergence of new variants, the durability of higher consumer confidence and increased consumer ambulation, and worldwide vaccination rates. As a result, the Company is still unable to provide guidance for the full year 2021, including its revenue, revenue mix, net loss, and Adjusted EBITDA estimates for such periods.

The Company believes the semiconductor chip shortage experienced across many industries, has and will likely continue to have a negative impact on its ability to manufacture products as these chips are used across all of its portable oxygen concentrators in both its batteries and printed circuit boards. The Company will continue to work with its manufacturing partners and explore other open-market avenues to procure necessary semiconductor chips, but expects increasing challenges in terms of supply and pricing inflation until supply meets demand and prices stabilize.

The acquisition costs for these chips from third parties is expected to be significantly higher in the third quarter of 2021 than the standard purchase price and is expected to continue to increase if and to the extent that supply is available during the shortage. As a result, the Company expects these inflated costs will increase the Company’s cost of goods sold starting in the third quarter of 2021 and continuing until supply meets demand and prices stabilize. The Company believes based on its assessment and industry feedback that these supply shortages may continue through the second quarter of 2022. As a result, in the interim the Company expects to be supply constrained and unable to meet full customer demand for its products.

While the Company is still unable to provide financial guidance for full year 2021, the Company expects total revenue in the second half of 2021 to be lower than the first half of 2021, with the largest negative impact on its domestic business-to-business channel.

The Company also expects increased cost of goods sold per unit in the second half of 2021 due to cost inflation of materials and labor throughout the supply chain including semiconductor chips and higher freight costs. To partially offset these rising costs, the Company plans to implement price increases across its products, which are planned to be effective as of September 1, 2021.

The Company will continue to make investments in clinical research, research and development, and building the necessary infrastructure to support future revenue growth and predictability as well as margin expansion. As a result, operating expenses for the year in 2021 are expected to exceed those in 2020. In addition, while the Company incurred minimal expenses related to bonus and performance-based stock compensation expense in 2020, it expects such costs to increase in 2021 along with certain expenses related to the previously announced officer transitions and additions.

In total, the Company expects net losses in both the third and fourth quarters of 2021 and a net loss for full-year 2021, reflecting the anticipated supply-constrained revenue decline, increased cost of goods sold per unit, and higher operating expense in the second half of 2021 as compared to the first half of 2021.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (877) 841-3961 for domestic callers or (201) 689-8589 for international callers. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning August 4, 2021 at 3:30pm PT/6:30pm ET through August 18, 2021. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Access Code: 13721387. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

We are a medical technology company offering innovative respiratory products for use in the homecare setting.  We primarily develop, manufacture and market innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the Company’s expectations related to its financial results for 2021 by channel, cost of goods sold, net loss, and Adjusted EBITDA; the anticipated impact of the COVID-19 pandemic on the Company’s business; expectations with respect to the Company’s supply chain, including the availability semiconductor chips used in its batteries and POCs; demand for the Company’s products in its various business channels; the Company’s operating and sales strategy in respect to the COVID-19 pandemic; expectations regarding changes to reimbursement rates; expectations related to the Company’s physician sales force; expectations regarding the Company’s compensation expense; and expectations related to the Company’s rental strategy and growth prospects. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; risks related to the Company’s supply chain and limited availability of semiconductor chips used in its batteries and POCs or cost inflation for such components; the risks related to the COVID-19 pandemic; the impact of changes in reimbursement rates and reimbursement and regulatory policies; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s acquisition of New Aera, Inc. and the possibility that Inogen will not realize anticipated revenue from the technology acquired from New Aera or that expenses and costs will exceed Inogen’s expectations; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended March 31, 2021, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and six months ended June 30, 2021 and June 30, 2020. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Investor Relations & Media Contact:

Ali Bauerlein

ir@inogen.net

-- Financial Tables Follow –

Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	June 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$238,850	$211,962
Marketable securities	11,106	19,257
Accounts receivable, net	36,946	29,717
Inventories, net	27,225	24,815
Income tax receivable	1,982	2,048
Prepaid expenses and other current assets	11,457	17,898
Total current assets	327,566	305,697
Property and equipment, net	34,030	28,230
Goodwill	33,085	33,165
Intangible assets, net	64,424	68,797
Operating lease right-of-use asset	26,637	8,827
Deferred tax asset - noncurrent	9,171	14,467
Other assets	3,261	2,669
Total assets	$498,174	$461,852
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$31,543	$33,712
Accrued payroll	12,108	7,091
Warranty reserve - current	6,210	5,740
Operating lease liability - current	3,562	1,931
Deferred revenue - current	8,013	6,994
Income tax payable	404	1,242
Total current liabilities	61,840	56,710
Warranty reserve - noncurrent	9,128	8,654
Operating lease liability - noncurrent	24,911	8,078
Earnout liability - noncurrent	19,165	26,940
Deferred revenue - noncurrent	12,189	11,822
Deferred tax liability - noncurrent	25	25
Total liabilities	127,258	112,229
Stockholders' equity
Common stock	23	22
Additional paid-in capital	289,615	273,521
Retained earnings	79,975	75,605
Accumulated other comprehensive income	1,303	475
Total stockholders' equity	370,916	349,623
Total liabilities and stockholders' equity	$498,174	$461,852

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue
Sales revenue	$90,304	$65,612	$167,385	$148,752
Rental revenue	11,259	6,079	21,110	11,428
Total revenue	101,563	71,691	188,495	160,180
Cost of revenue
Cost of sales revenue	46,565	36,082	89,200	83,200
Cost of rental revenue, including depreciation of $2,054 and $1,221, for the three months ended and $3,942 and $2,520 for the six months ended, respectively	4,663	2,860	9,087	5,865
Total cost of revenue	51,228	38,942	98,287	89,065
Gross profit	50,335	32,749	90,208	71,115
Operating expense
Research and development	4,123	3,290	8,138	6,895
Sales and marketing	29,317	22,086	54,808	49,249
General and administrative	5,224	9,724	17,723	19,501
Total operating expense	38,664	35,100	80,669	75,645
Income (loss) from operations	11,671	(2,351)	9,539	(4,530)
Other income (expense)
Interest income	29	176	86	728
Other income (expense)	304	5,700	(6)	5,640
Total other income, net	333	5,876	80	6,368
Income before provision for income taxes	12,004	3,525	9,619	1,838
Provision for income taxes	6,902	945	5,249	847
Net income	$5,102	$2,580	$4,370	$991
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	123	178	(334)	20
Change in net unrealized gains (losses) on foreign currency hedging	390	(417)	1,534	244
Less: reclassification adjustment for net (gains) losses included in net income	(132)	134	(373)	146
Total net change in unrealized gains (losses) on foreign currency hedging	258	(283)	1,161	390
Change in net unrealized gains (losses) on marketable securities	(3)	1	1	(5)
Total other comprehensive income (loss), net of tax	378	(104)	828	405
Comprehensive income	$5,480	$2,476	$5,198	$1,396

Basic net income per share attributable to common stockholders (1)	$0.23	$0.12	$0.20	$0.05
Diluted net income per share attributable to common stockholders (1)	$0.22	$0.12	$0.19	$0.04
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	22,444,246	21,963,472	22,313,546	21,939,919
Diluted common shares	22,874,321	22,221,356	22,734,079	22,229,744

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue by region and category
Business-to-business domestic sales	$27,558	$21,564	$58,301	$49,118
Business-to-business international sales	21,823	13,874	37,543	33,957
Direct-to-consumer domestic sales	40,923	30,174	71,541	65,677
Direct-to-consumer domestic rentals	11,259	6,079	21,110	11,428
Total revenue	$101,563	$71,691	$188,495	$160,180
Additional financial measures
Units sold	52,400	42,500	101,800	95,900
Net rental patients as of period-end	37,100	26,400	37,100	26,400

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP EBITDA and Adjusted EBITDA	2021	2020	2021	2020
Net income	$5,102	$2,580	$4,370	$991
Non-GAAP adjustments:
Interest income	(29)	(176)	(86)	(728)
Provision for income taxes	6,902	945	5,249	847
Depreciation and amortization	5,241	4,480	10,339	8,942
EBITDA (non-GAAP)	17,216	7,829	19,872	10,052
Stock-based compensation	3,239	1,277	5,755	4,061
Change in fair value of earnout liability	(8,082)	932	(7,817)	(20)
Adjusted EBITDA (non-GAAP)	$12,373	$10,038	$17,810	$14,093

	Three months ended		Six months ended
	June 30, 2021		June 30, 2021
Non-GAAP international constant currency revenue	(using 2020 FX rates)	June 30, 2020	(using 2020 FX rates)	June 30, 2020
International revenues (GAAP)	$21,823	$13,874	$37,543	$33,957
Foreign exchange impact	(1,314)	—	(2,445)	—
International constant currency revenues (non-GAAP)	$20,509	$13,874	$35,098	$33,957

International revenue growth (GAAP)	57.3%		10.6%
International constant currency revenue growth (non-GAAP)	47.8%		3.4%